Exhibit 99.1

Gleacher & Company Implementing New Strategic Plan

Company to Leverage Strengths in Core Competencies and Focus on Key Industry Verticals

Firm to Wind Down Equities Division;

Changes Expected to Result in Annual Run Rate Cost Savings of Approximately $40 Million

NEW YORK, August 22, 2011 — Gleacher & Company, Inc. (Nasdaq: GLCH) today announced that the Company is implementing a new strategic plan.  The Company will continue to service clients through its high performing fixed income business, and will realign and invest in its core investment banking practice.  These changes resulted from the Company’s previously announced strategic review of its business operations.

The strategic plan is designed to maximize revenue and rationalize expenses by:

•                  Leveraging the expertise and execution capabilities of the Company’s fixed income business, including capitalizing on opportunities in the mortgage-backed securities and credit markets;

•                  Realigning the Company’s investment banking practice to enhance the firm’s position as a leading advisor and to deliver the capital raising capabilities of its fixed income business to corporate clients;

•                  Reorganizing around key industry verticals, including real estate, financial services, aerospace and defense, general industrial, and financial sponsor coverage;

•                  Opportunistically adding new businesses that are synergistic with the Company’s core competencies and the needs of its clients; and

•                  Continuing the build out of the Company’s national mortgage origination platform through additional investment in ClearPoint Funding.

Gleacher & Company will exit the Equities business, effective immediately.  The Company determined that the Equities Division was an underperforming, non-core asset, and that its closure will allow the Company to improve focus and invest in its core competencies.  Exiting the Equities business will impact 62 employees.  The plan also includes the termination of a number of investment banking employees, as well as certain administrative positions.

Following these actions, Gleacher & Company will carry a headcount of approximately 400 employees.  The Company estimates that annual run rate operating expenses will be reduced by approximately $40 million, which includes savings related to compensation and benefits, anticipated settlement of leases and other contractual obligations.

“The changes we are implementing today will position Gleacher & Company as a highly focused investment bank, with outstanding fixed income, advisory and corporate finance capabilities,” said Thomas Hughes, Chief Executive Officer.  “We will target verticals that are best aligned with our expertise and capabilities, and that offer the best growth opportunities.  We will be disciplined about client coverage, ensuring that our service offering fits our clients’ best interests, and that we are able to achieve an appropriate share of wallet.  We will compete only in markets where we believe our expertise is superior, and where we can drive attractive returns for our stockholders.”

Mr. Hughes continued, “We believe that the actions we are taking today are prudent and necessary steps for the long-term success of the Company.  We wish our departing employees future success, and we are committed to facilitating their transition with fairness.”

Mr. Hughes also said, “We are targeting an operating margin of 10%, and return on equity of 15%. We are adopting a compensation methodology that will allow us to attract and retain the best talent, and produce attractive returns for our stockholders.  We are targeting a compensation-to-revenue ratio of 60%, and our senior managers are committed to this plan.  It is our intention that equity grants will represent a substantial portion of annual bonus compensation for the leaders of our business segments, thereby ensuring that all personnel are compensated for performance, and invested in the success of the Company.”

Eric Gleacher, Chairman, said, “We are taking appropriate steps to drive growth and profitability, and we are confident that our new structure best positions us for success.  Going forward, we expect to take advantage of opportunities in strategically aligned areas that support our core practices.  As a leaner, more focused company, we expect to deliver superior value for our clients, shareholders and stakeholders.”

Further information regarding implementation of the Company’s strategic plan is contained in the Company’s Current Report on Form 8-K, to be filed today with the Securities and Exchange Commission and made available on the SEC’s website at www.edgar.gov.  The Current Report will also be available on the Company’s website at www.gleacher.com.

About Gleacher & Company

Gleacher & Company, Inc. (Nasdaq: GLCH) is an independent investment bank that provides corporate and institutional clients with strategic and financial advisory services, including merger and acquisition, restructuring, recapitalization, and strategic alternative analysis, as well as capital raising, research based investment analysis, and securities brokerage services, and through a new subsidiary, engages in residential mortgage lending. For more information, please visit http://www.gleacher.com.

Forward Looking Statements

This press release contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and demand for the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. The projections and financial targets contained in this press release represent the Company’s estimates and goals based on assumptions and information as of the date of this press release. There can be no assurance that any projection made by the Company will prove to be accurate or that the Company will be able to achieve any stated goals or targets.  Moreover, targets and goals are aspirational and not projections, and their reference herein should not be construed as a projection that the Company will attain them, either in the near term or at all.  The new strategic plan described in this press release may not yield the desired results. You are cautioned not to place undue reliance on any forward-looking statements contained in this press release. The Company does not undertake to update any of its forward-looking statements.

CONTACTS

Investor:	Media:
Gleacher & Company, Inc.	Joele Frank, Wilkinson Brimmer Katcher
Thomas Hughes, 212-273-7100	Andrew Siegel / Nick Lamplough
Chief Executive Officer	212-355-4449